U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
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1.   Name and Address of Reporting Person

     White                             Jeff                       J.
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    (Last)                            (First)                  (Middle)
     c/o Marchon Eyewear, Inc.
     35 Hub Drive
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                                    (Street)
     Melville                           NY                  11747
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Warrantech Corporation - WTEC
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     3/31/00
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          4/1/99         A               375         A                              D
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Common Stock                          7/1/99         A               375         A                              D
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Common Stock                          10/1/99        A               375         A                              D
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Common Stock                          10/14/99       G               244         A                              I         by RNJH
                                                                                                                          Assoc.,
                                                                                                                          Ltd
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Common Stock                          1/1/00         A               375         A               1,593,654(i)   D
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If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)                    (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise    3.                 Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price   Transac-   4.      or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of      tion Date  Trans-  of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-  (Instr. 8) action  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative   (Month/    Code    4 and 5)      Date     Expira-            Number  ity      Month      (I)      ship
Security            Secur-  Day/       (Instr. ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity     Year)      8)       (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

(i) Does not include an aggregate of 17,000 shares owned by Mr. White's mother and sister, as to which he disclaims any beneficial interest.


     /s/ Jeff J. White                                           5/12/00
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    **Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.